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                                                                     Exhibit 1.7


                   INVITATION TO THE ORDINARY GENERAL MEETING

                      OF IXOS SOFTWARE AKTIENGESELLSCHAFT,
                WITH REGISTERED OFFICES IN GRASBRUNN NEAR MUNICH
                 - GERMAN SECURITIES CODE NUMBER (WKN) 506 150 -
                              - ISIN DE0005061501 -


The Company's shareholders are hereby cordially invited to the Ordinary General Meeting to be held on Wednesday, December 3, 2003, at 10 a.m. in the Munich Conference Center of the Hanns-Seidel Foundation, Lazarettstrasse 33, 80636 Munich, Germany.


                                     AGENDA:


1 PRESENTATION OF THE APPROVED ANNUAL AND CONSOLIDATED FINANCIAL STATEMENTS, THE MANAGEMENT REPORT OF IXOS SOFTWARE AKTIENGESELLSCHAFT AND THE GROUP FOR FISCAL YEAR 2002/2003, AND THE REPORT OF THE SUPERVISORY BOARD


2        APPROVAL OF THE ACTIONS OF THE EXECUTIVE BOARD DURING FISCAL YEAR
         2002/2003

         The Executive Board and the Supervisory Board propose that the actions of the Executive Board be formally approved for fiscal year 2002/2003.


3        APPROVAL OF THE ACTIONS OF THE SUPERVISORY BOARD DURING FISCAL YEAR
         2002/2003

         The Executive Board and the Supervisory Board propose that the actions of the Supervisory Board be formally approved for fiscal year 2002/2003.


4 APPOINTMENT OF THE AUDITORS OF THE ANNUAL FINANCIAL STATEMENTS FOR FISCAL YEAR 2003/2004

         The Supervisory Board proposes the appointment of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
         Wirtschaftsprufungsgesellschaft, Munich, as auditors of the annual financial statements for fiscal year 2003/2004.


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 5       REMUNERATION OF MEMBERS OF THE SUPERVISORY BOARD AND AMENDMENTS TO THE
         ARTICLES OF ASSOCIATION

         The new German Corporate Governance Code recommends that the chairmanship and deputy chairmanship of the Supervisory Board and the chairmanship and membership of committees be taken into account with respect to the remuneration of the Supervisory Board. In addition, it recommends performance-related remuneration as well as fixed basic remuneration.The Executive Board and Supervisory Board therefore propose to change section 15 (1) of the Articles of Association as follows:

         In addition to the reimbursement of his/her expenses, each member of the Supervisory Board will receive a fixed basic remuneration package of euro 10,000. This sum will increase by the following function-related amounts, up to a maximum of euro 20,000:


         -        Chairmanship of the Supervisory Board: euro 5,000

         -        Deputy Chairmanship of the Supervisory Board: euro 2,500

         -        Membership of a committee: euro 2,500

         -        Chairmanship of a committee: euro 2,500

         In addition to this basic remuneration package, each member of the Supervisory Board will receive an expense allowance of euro 750 for each Supervisory Board or committee meeting in which he/she participates. This also applies to meetings conducted by telephone, by telex/fax or in writing.

         In addition, each member of the Supervisory Board will receive performance-related remuneration in line with the development of the Company's share price. This performance-related remuneration is triggered when the following thresholds are exceeded:

         -        fiscal year 2003/2004: Company's share price > euro 12.00

         -        fiscal year 2004/2005: Company's share price > euro 14.00

         -        fiscal year 2005/2006: Company's share price > euro 16.00

         When determining whether the threshold has been exceeded, the average share price on the market (Frankfurt Stock Exchange) during a given quarter is decisive. Where the relevant threshold for a given fiscal year has been exceeded, each member of the Supervisory Board will receive performance-related remuneration of euro 10,000. This remuneration will fall due no more than once per fiscal year.

         The performance-related remuneration will increase by a further euro 10,000 for each member of the Supervisory Board if the next-highest threshold is exceeded one year in advance. This increase will also fall due no more than once per fiscal year.

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         The total remuneration is payable after the end of the fiscal year.


         ATTENDANCE AT THE GENERAL MEETING

         In accordance with section 18 of the Company's Articles of Association, shareholders are entitled to attend the General Meeting and to exercise their voting rights, provided they have lodged their shares with a German notary public, at a securities deposit bank or with

         Deutsche Bank

         during normal hours of business on November 26, 2003 at the latest, and provided the shares remain lodged there until the General Meeting is concluded. Where shares are lodged with a German notary public, the certificate attesting the deposit issued by the latter must reach the Company's legal department by November 27, 2003 at the latest.

         Shares are deemed to have been deposited with one of the above-mentioned agents when they are held with the approval of a depositary agent in a blocked custody account at a bank until the General Meeting is concluded.

         Persons authorized to attend the General Meeting will be sent admission tickets. Voting rights can be exercised by a proxy, in particular by a bank or by a shareholders' association.

         In order to make it easier for shareholders to exercise their rights in person, the Company has appointed the lawyer Mr Michael A. Leipold, Managing Director of MAL Financial Communications GmbH, as an independent proxy. Mr Leipold will vote solely as directed by the shareholder and will be present throughout the General Meeting. He can be contacted prior to the start of the General Meeting at MAL Financial Communications GmbH, Ludwig-Ganghofer-Strasse 6, 82031 Grunwald (Tel:
         +49 (0) 89/642 49 69 0, eMail: ixos-hv@mal-group.com. Further details will be sent to persons authorized to attend the General Meeting together with the admission tickets.

         Except in the case where the proxy is a bank or shareholders' association (section 135 (1) sentence 1 of the Aktiengesetz (AktG - German Stock Corporation Act)), proxies' powers of attorney must be issued in writing or by fax and must be submitted to the Company on the day of the General Meeting.

         The annual financial statements, the consolidated financial statements, the management report of IXOS SOFTWARE Aktiengesellschaft and of the Group for fiscal year 2002/2003, as well as the report of the Supervisory Board will be available for inspection by the shareholders in the Company's offices as from the point when the General Meeting is convened and during the General Meeting. All shareholders can obtain a copy of the documents upon request. In addition, the annual report, including the consolidated financial statements and the consolidated management report - together with the agenda for the General Meeting - can be downloaded from the Company's website (www.ixos.com).


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         Motions proposed by shareholders must be sent in writing or faxed to the following address:

         IXOS SOFTWARE AG
         Investor Relations
         Technopark 1
         Bretonischer Ring 12
         D-85630 Grasbrunn
         Fax: +49 (0) 89 4629 1598

         Motions that have to be made available to shareholders that reach the aforementioned address during the period specified in section 126 (1) AktG, will be published on the Company's website (www.ixos.com immediately. Motions that are addressed elsewhere will not be considered.

         Any statements made by the Executive Board will also be published on the abovementioned website after this date.

         The speech by the CEO on business developments and the speech by the CFO on the Company's Principles of Corporate Governance will be broadcast live over the Internet (www.ixos.com) and recordings can be downloaded following the General Meeting.

         Grasbrunn, October 2003



         The Executive Board